Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS SOLID SALES AND EARNINGS GROWTH IN FISCAL 2016 THIRD QUARTER

– CONSTANT CURRENCY EARNINGS PER SHARE OF $.76, BEFORE CHARGES,

ON 6% NET SALES GROWTH –

– COMPANY ON TRACK TO DELIVER STRONG FULL-YEAR RESULTS –

– ANNOUNCES MULTI-YEAR INITIATIVE TO FUEL SUSTAINABLE

LONG-TERM SALES AND MARGIN GROWTH –

– Expected Annual Net Benefits of $200 Million to $300 Million, Once Fully Implemented –

New York, NY, May 3, 2016 - The Estée Lauder Companies Inc. (NYSE: EL) today reported results for its fiscal third quarter ended March 31, 2016 and announced a new initiative, named Leading Beauty Forward, designed to continue driving sales, reduce costs and enable new organizational capabilities.

THIRD QUARTER RESULTS

Net sales for the Company’s third quarter ended March 31, 2016 were $2.66 billion, a 3% increase compared with $2.58 billion in the prior-year quarter.  Net earnings were $265.6 million, compared with $272.1 million last year, and diluted net earnings per common share were $.71, compared with $.71 reported in the prior year.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.03.  Excluding the impact of foreign currency translation, net sales increased 6% and diluted net earnings per common share rose 4%.

During the fiscal 2016 third quarter, the Company recorded charges of $15.2 million ($9.3 million after tax), equal to $.02 per share in connection with its initiative to transform its global technology infrastructure.  During the fiscal 2015 third quarter, the Company recorded remeasurement charges of $5.3 million, equal to approximately $.01 per diluted share, both before and after tax, related to changes in Venezuelan foreign currency exchange rate mechanisms.

Excluding these charges, net earnings for the three months ended March 31, 2016 were $274.9 million, and diluted net earnings per common share were $.73.  Before charges and the impact of foreign currency translation, diluted net earnings per common share rose 5% to $.76.

Fabrizio Freda, President and Chief Executive Officer, said, “On the strength of our unique brands and agile execution, we posted constant currency sales gains in all our regions and most of our product categories and channels.  Our results this quarter were again highlighted by strong top line growth in our international business, driven by higher sales in virtually every market we serve.  We are particularly pleased with the acceleration of both our e-commerce business and social media initiatives, which are helping to drive brand engagement around the world.

“Our flexible business model, reflecting disciplined resource allocation and improved expense leverage, helped achieve bottom line results ahead of our forecast.  We are committed to continuing to target investment spending behind our brands and our greatest opportunities to foster global growth.  In view of our performance to date and our positive outlook for the balance of the year, we are reiterating our expectation for adjusted constant currency sales growth of 7% to 8% and earnings per share growth of 10% to 12%, before charges, for the 2016 fiscal year.”

Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

Results by Product Category

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

Skin Care	$1,073.2	$1,101.0	(3)%	0%	$201.6	$215.7	(7)%
Makeup	1,161.0	1,082.5	7	11	192.1	159.3	21
Fragrance	275.2	263.2	5	7	(5.8)	17.5	(100)+
Hair Care	127.3	125.6	1	3	10.8	7.1	52
Other	19.8	8.2	100 +	100 +	0.5	(2.4)	100 +
Subtotal	2,656.5	2,580.5	3	6	399.2	397.2	1
Charges associated with restructuring activities	—	—			(15.2)	—
Total	$2,656.5	$2,580.5	3%	6%	$384.0	$397.2	(3)%

Net sales and operating income in each of the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 4%.

Skin Care

•                  Reported skin care net sales decreased, due to the unfavorable impact of foreign currency translation.

•                  Contributing to sales were double-digit gains from the Company’s online business and from La Mer, including new product introductions, such as Genaissance de La Mer The Serum Essence, as well as strong growth from Origins.

•                  Offsetting these increases were lower skin care sales from Estée Lauder and Clinique, reflecting, in part, the overall global slowdown in the category.  The decreases from Estée Lauder and Clinique were due in part to lower sales in certain countries within the

Asia/Pacific region, particularly in Hong Kong.  Lower sales from Estée Lauder also reflect a difficult comparison with greater launch activity in the prior-year period.

•                  Operating income decreased, primarily reflecting lower results from Estée Lauder, partially offset by higher results from La Mer.

Makeup

•                  Higher makeup sales were primarily driven by strong double-digit growth from M•A•C, Smashbox and Tom Ford, as well as gains from Bobbi Brown.  These sales increases resulted from new product offerings, as well as expanded distribution in a number of channels, including freestanding retail stores, travel retail and specialty-multi brand retailers.

•                  Total makeup sales increased in the Estée Lauder and Clinique brands.  Estée Lauder had higher sales from the Double Wear product line, as well as from the launch of the Estée Edit group of products.  Clinique posted higher makeup sales, reflecting recent product offerings, such as Beyond Perfecting foundation + concealer.

•                  The Company’s makeup category is experiencing strong growth in product areas such as lipsticks and foundations, accelerated growth in certain geographic areas, such as the United Kingdom, and increased prestige makeup usage in Asia.

•                  The increase in makeup operating income was primarily due to higher results from certain makeup brands and Clinique and Estée Lauder.

Fragrance

•                  Sales increased primarily due to strong double-digit gains from luxury brands Jo Malone London and Tom Ford and incremental sales from recent acquisitions.  The sales growth is attributable to new product launches and expanded distribution.

•                  Higher net sales from Jo Malone were due to expanded distribution in department stores, freestanding stores and the travel retail channel, the recent launch of Mimosa & Cardamom, and strong growth from existing fragrances.  Increased sales from Tom Ford were primarily due to the success of the Tom Ford Noir and Neroli Portofino line of fragrances.

•                  Partially offsetting these increases were lower sales of certain Estée Lauder and designer fragrances.

•                  Fragrance operating income decreased, reflecting lower sales from certain designer fragrances and Estée Lauder, partially offset by higher results from Jo Malone.

Hair Care

•                  Sales growth benefited from expanded global distribution, primarily in salons, freestanding stores and travel retail for Aveda and from specialty-multi brand retailers and salons for Bumble and bumble.

•                  Hair care also reflects incremental sales from new product launches, such as Shampure dry shampoo and the Thickening Tonic, as well as the Invati line of products by Aveda.

•                  Hair care operating income increased, reflecting the higher net sales.

Results by Geographic Region

	Three Months Ended March 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis

The Americas	$1,112.0	$1,109.9	0%	2%	$111.7	$109.6	2%
Europe, the Middle East & Africa.	1,023.0	950.3	8	11	212.2	204.3	4
Asia/Pacific	521.5	520.3	0	5	75.3	83.3	(10)
Subtotal	2,656.5	2,580.5	3	6	399.2	397.2	1
Charges associated with restructuring activities	—	—			(15.2)	—
Total	$2,656.5	$2,580.5	3%	6%	$384.0	$397.2	(3)%

The Americas

•                  Constant currency sales in North America increased, due to growth from many of the Company’s brands.  New product introductions and expanded distribution contributed to double-digit gains from Tom Ford, Jo Malone and Smashbox and solid growth from La Mer and Bobbi Brown.  Increased makeup sales were partially offset by slower skin care sales in mid-tier department stores.  The Estée Lauder and Clinique brands each posted growth in makeup for the quarter.  Sales in the Company’s online business grew strong double digits.

•                  In constant currency, sales in Canada and Latin America rose double-digits.  The strong growth in Latin America was led by Brazil and Mexico, due to expanded distribution of M•A•C.  On a reported basis, these results were significantly impacted by adverse foreign currency translation.

•                  Operating income in the Americas increased, reflecting higher sales and favorable expense management, as well as the timing of promotional activity at Clinique and investment spending at Estée Lauder.  Reported operating income was significantly impacted by adverse foreign currency translation.

Europe, the Middle East & Africa

•                  Virtually all countries recorded constant currency sales growth, with most posting double-digit increases, led by the United Kingdom, Nordic and Italy, and a number of emerging markets, including the Middle East, Central Europe, South Africa and Russia.

•                  The Company estimates that it continued to outperform prestige beauty in most markets in the region.

•                  In travel retail, strong net sales growth was generated on new launch initiatives, global airline passenger traffic growth, expanded distribution and the launch of additional brands.  The mix of travelers and their purchases are affected by the softness of certain key foreign currencies.

•                  Foreign currency translation reduced reported sales by 3% with the largest impact affecting the United Kingdom, South Africa, Russia and Nordic.

•                  Operating income increased, led by higher operating results in travel retail, Nordic, Central Europe, the Balkans and Italy.  Lower operating results were recorded primarily in Benelux, Switzerland and Russia.

Asia/Pacific

•                  Sales in constant currency increased in every country, except Hong Kong, including double-digit growth in Korea, Japan, Australia and Taiwan.  Solid constant currency sales gains were recorded in China and Thailand.  The higher sales in China reflected sales gains in most brands due to continued distribution expansion and increased online activity.

•                  In Hong Kong, the reduction in tourism from China continues to negatively impact business, particularly for the Estée Lauder, Clinique and La Mer brands.  The Company remains cautious of the near-term slower growth there.

•                  Foreign currency translation unfavorably impacted reported sales by 5% with the largest impact affecting China, Korea and Australia.

•                  In Asia/Pacific, operating income decreased, with lower results reported primarily in Hong Kong and China.  The lower results in Hong Kong were primarily due to the lower sales, and in China were attributable to increased marketing, selling and store operations costs.  These lower results were partially offset by higher operating income in Japan and Singapore.

Nine-Month Results

•                 For the nine months ended March 31, 2016, the Company reported net sales of $8.62 billion, a 4% increase compared to $8.26 billion in the comparable prior-year period.  Net earnings were $1.02 billion, a 9% increase compared with $935.9 million in the same period last year, and diluted net earnings per common share increased 12% to $2.71 compared with $2.42 reported in the prior-year period.  For the nine months ended March 31, 2016, the negative impact of foreign currency translation on diluted net earnings per common share was $.25.  Excluding the impact of foreign currency translation, net sales increased 10% and diluted net earnings per common share rose 22%.  Net sales in constant currency grew in each of the Company’s geographic regions and product categories.

•                  The fiscal 2016 nine-month results include charges of $33.7 million ($21.7 million after tax), equal to $.06 per share in connection with the Company’s initiative to transform its global technology infrastructure.  The fiscal 2015 nine-month results included the remeasurement charge of $5.3 million, related to Venezuela, as previously mentioned.  Excluding these charges, net earnings for the nine months ended March 31, 2016 were $1.04 billion, and diluted net earnings per common share were $2.77.  Before charges and the impact of foreign currency translation, diluted net earnings per common share rose 24% to $3.02.

•                 The fiscal 2016 nine-month comparison with the prior-year period was favorably impacted by the acceleration of sales orders from certain retailers of approximately $178 million in connection with the Company’s rollout of its last major wave of its Strategic Modernization Initiative (SMI) in July 2014 in certain of its locations.  Those orders would have occurred in the Company’s fiscal 2015 first quarter.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.

•                 Before the impact of the charges and accelerated orders, net sales and earnings per share in constant currency for the nine months ended March 31, 2016 increased 7% and 14%, respectively.

Cash Flows from Operating Activities

•                 For the nine months ended March 31, 2016, net cash flows provided by operating activities was $1.32 billion, compared with $1.39 billion in the prior year.

•                 The change resulted from the impact of the accelerated sales orders in the prior year in connection with the Company’s July 2014 SMI implementation, which created an unfavorable comparison in certain working capital components.  These decreases were partially offset by higher net earnings this year.

•                 Before the impact of the accelerated orders, the Company’s net cash flows provided by operating activities increased 9%.

Outlook for Fiscal 2016 Full Year

Global prestige beauty is estimated to continue to generate solid growth; however, volatility and economic challenges are expected to continue to negatively impact Hong Kong and some emerging markets challenged by weak currencies. The Company’s growth has outpaced global prestige beauty and is expected to continue growing faster than the industry, demonstrating the Company’s ability to successfully navigate volatility.  The Company expects to increase targeted investment spending in the fiscal 2016 fourth quarter compared with the prior year, behind areas with good momentum or with opportunities for share gains, as well as in capabilities to sustain future growth.  The Company also expects to leverage its strong sales growth, continue to reduce non-value-added costs and increase its cash flow from operations.

The comparison of the Company’s fiscal 2016 full-year results with the prior-year period will be affected by the previously mentioned July 2014 accelerated orders.

As previously announced, the Company has an ongoing initiative to upgrade and modernize its global technology infrastructure (GTI), which is expected to result in related restructuring and other charges of between $40 million to $50 million in fiscal 2016 and generate a positive return on investment.

Full Year Fiscal 2016

•                 Net sales are forecasted to increase between 4% and 5% versus the prior-year period.

•                 Reflecting the strength of the U.S. dollar, foreign currency translation is expected to negatively impact sales by approximately 5%.

•                 Net sales are forecasted to grow between 9% and 10% in constant currency.

•                 The accelerated retailer orders will affect the comparison between the fiscal 2016 and fiscal 2015 full year sales by approximately 2%.

•                 Net sales, adjusting for the effect of the accelerated retailer orders, are forecasted to grow between 7% and 8% in constant currency.

•                 The Company’s recent acquisitions are forecasted to contribute approximately 50 basis points to the Company’s overall sales growth.  Acquisitions are estimated to dilute earnings per share by approximately $.05.

•                 Diluted net earnings per common share, including charges associated with GTI restructuring activities, are projected to be between $3.00 and $3.07.

•                 The Company expects to take charges associated with GTI restructuring activities in fiscal 2016 of between $40 million to $50 million, equal to $.07 to $.09 per diluted common share.

•                 The full year fiscal 2016 forecast does not include charges related to the Leading Beauty Forward initiative.

•                 Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.09 to $3.14.  This forecast is two cents higher than the Company’s previously issued guidance, reflecting a slight moderation in foreign currency translation.

•                 The approximate 5% negative currency impact on the sales growth equates to about $.27 of earnings per share.  On a constant currency basis and adjusting for charges and the effect of the accelerated retailer orders, diluted earnings per share are expected to grow between 10% and 12%.

	Year Ending June 30, 2016 (F)						Diluted Earnings Per Share
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Twelve Months June 30
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016 (F)		2015
Forecast / actual results including charges and the fiscal 2015 accelerated retailer orders	4-5	%(1)	9-10%	6-9	%(1)	16-18%	$3.00 - $3.07	(1)	$2.82	(1)
Non-GAAP
Restructuring and other charges	—		—	3%		3%	.07-.09
Venezuela charge	—		—	—		—	—		.01
Impact of fiscal 2015 accelerated orders	~(2)%		~(2)%	~(8)-(9)%		~(9)%	—		.21
Forecast / actual results excluding charges and the fiscal 2015 accelerated retailer orders	2-3%		7-8%	1-3%		10-12%	$3.09 - $3.14		$3.05
Impact of foreign currency on earnings per share							.27
Forecasted constant currency earnings per share							$3.36 - $3.41

(1) Represents GAAP.

(F) Represents forecast

Amounts may not sum due to rounding.

LEADING BEAUTY FORWARD

The Company today announced a multi-year initiative named Leading Beauty Forward to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.

Fabrizio Freda, President and Chief Executive Officer, said, “We are launching this initiative from a position of exceptional strength.  With the aid of our 10-year compass, we are proactively anticipating long-term industry trends and positioning our brands in more promising and faster growing areas.  Leading Beauty Forward should further position us better to continue winning on a complex global stage and generate savings to help sustain our long-term sales growth and margin progress.  This initiative is expected to provide further resources to invest in brand growth, increase speed-to-market and flexibility in resource allocation, and better leverage growth for continued profitability improvement.”

Through its successful strategy, the Company has achieved sustainable, profitable growth by diversifying its business and creating multiple engines of growth across brands, categories, channels and geographies.  Leading Beauty Forward is designed to leverage the Company’s growth strengths, its Strategic Modernization Initiative, as well as other investments in capabilities the Company has made over the past several years, such as R&D, supply chain, information technology, talent management and e-commerce acceleration.  This will enable the establishment of shared services and more simplified processes to reduce operating expenses and improve productivity, further strengthening the Company’s business to be more sustainable, effective and efficient.

Cost savings from the initiative are expected to provide more resources to continue improving profitability, while further building the Company’s business through investment in consumer-facing activities and capabilities, new technologies and continued talent development to meet real-time business needs and strategic priorities. Under the initiative, the Company also plans to increase its speed and responsiveness across the creative, innovation and ominichannel areas, as well as its leadership in local relevance.

Leading Beauty Forward will begin during the Company’s fiscal 2016 fourth quarter.  Specific initiatives are expected to be approved through the end of fiscal 2019 and completed through fiscal 2021.  Key actions include:

•                  Better leveraging growth through cost savings, more scalable processes and organizational design;

•                  Redesigning select areas of the Company’s go-to-market brand, region and affiliate organizations to strengthen capabilities in areas such as digital and retail;

•                  Redesigning and restructuring select corporate functions that support the Company’s brands, channels and geographies through the development of scalable global and regional shared services with a more efficient cost base;

•                  Investing in brand growth, such as new products, social media, communications, in-store merchandising, point-of-sale activities and advertising.

The Company expects to take restructuring and other charges of between $600 million and $700 million, before taxes, consisting of employee-related costs, asset write-offs and other costs associated with implementing these initiatives.  In connection with the initiative, at this time the Company estimates a net reduction in the range of approximately 900 to 1,200 positions globally, which is about 2.5% of the Company’s current workforce.  This reduction takes into account the elimination of some positions, retraining and redeployment of certain employees and investment in new positions in key areas.  Additionally, as the Company continues to grow and invests in new positions, the improved processes are expected to better leverage productivity in the future.

Mr. Freda continued, “Reallocating resources to new capabilities and higher-growth areas, and lowering our cost base will regrettably include selective workforce reductions in certain areas of the Company. We will make difficult decisions about affected employees with sensitivity, consistent with the values of our Company and will make a concerted effort to retrain and redeploy employees wherever possible.”

Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before tax, of which a portion is expected to be reinvested in future initiatives to drive sustainable, profitable sales growth. This action should not affect the Company’s previously communicated operating margin goals through fiscal 2018, and is expected to deliver additional benefits thereafter.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 3, 2016 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 91609680).  The call will also be webcast live at http://investors.elcompanies.com.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2016 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Marni, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW and By Kilian.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2016	2015	Change	2016	2015	Change
Net Sales	$2,656.5	$2,580.5	3%	$8,616.0	$8,256.0	4%
Cost of Sales	504.2	502.9		1,670.4	1,612.6
Gross Profit	2,152.3	2,077.6	4%	6,945.6	6,643.4	5%
Gross Margin	81.0%	80.5%		80.6%	80.5%

Operating expenses:
Selling, general and administrative (A)	1,753.1	1,680.4		5,445.3	5,265.4
Restructuring and other charges (B)	15.2	—		33.7	—
	1,768.3	1,680.4	5%	5,479.0	5,265.4	4%
Operating Expense Margin	66.5%	65.1%		63.6%	63.8%

Operating Income	384.0	397.2	(3)%	1,466.6	1,378.0	6%

Operating Income Margin	14.5%	15.4%		17.0%	16.7%

Interest expense	18.0	15.2		52.1	45.0
Interest income and investment income, net	4.2	3.1		10.4	8.5
Earnings before Income Taxes	370.2	385.1	(4)%	1,424.9	1,341.5	6%

Provision for income taxes	103.6	112.4		399.1	401.9
Net Earnings	266.6	272.7	(2)%	1,025.8	939.6	9%

Net earnings attributable to noncontrolling interests	(1.0)	(0.6)		(4.7)	(3.7)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$265.6	$272.1	(2)%	$1,021.1	$935.9	9%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.72	$.72	0%	$2.76	$2.46	12%
Diluted	.71	.71	0%	2.71	2.42	12%
Weighted average common shares outstanding:
Basic	369.1	378.5		370.4	380.1
Diluted	375.6	384.7		376.9	386.3

In the fiscal 2014 fourth quarter, some retailers accelerated sales orders of approximately $178 million in advance of the Company’s July 2014 implementation of its Strategic Modernization Initiative (SMI).  Those orders would have occurred in the Company’s fiscal 2015 first quarter ended September 30, 2014.  This amounted to approximately $127 million in operating income, equal to approximately $.21 per diluted common share.  The impact of this shift is reflected in the consolidated statements of earnings for the nine months ended March 31, 2015.

(A)  During the fiscal 2015 third quarter, the Venezuelan government introduced a new open market foreign exchange system, SIMADI.  As a result, the Company changed the exchange rate used to remeasure the net monetary assets of its Venezuelan subsidiary to the SIMADI rate as of March 31, 2015.  Accordingly, the Company recorded a remeasurement charge of $5.3 million, both before and after tax, equal to approximately $.01 per diluted share.

(B) As part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, it is transforming its global technology infrastructure to fundamentally change the way it delivers information technology services internally.  This initiative is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The Company anticipates this initiative will result in related restructuring and other charges of approximately $40 million to $50 million, consisting of non-cash asset write-offs, as well as employee-related and other implementation costs, which will be funded by cash from operations.  The Company expects the implementation of this initiative, and the related charges, will continue through calendar year 2016 and will generate a positive return on investment.   In connection with this initiative, during the fiscal 2016 third quarter and nine months, the Company recorded charges of $12.6 million and $29.1 million, respectively, reflecting asset write-offs, employee-related costs and contract terminations, as well as other charges of $2.6 million and $4.6 million, respectively, primarily related to consulting and other professional services.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Nine Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Local Currency	2016	2015	Reported Basis
Results by Geographic Region
The Americas	$3,607.3	$3,426.1	5%	8%	$310.1	$287.8	8%
Europe, the Middle East & Africa	3,308.2	3,104.0	7	14	842.4	729.4	15
Asia/Pacific	1,700.5	1,725.9	(1)	5	347.8	360.8	(4)
Subtotal	8,616.0	8,256.0	4	10	1,500.3	1,378.0	9
Charges associated with restructuring activities	—	—			(33.7)	—
Total	$8,616.0	$8,256.0	4%	10%	$1,466.6	$1,378.0	6%

Results by Product Category
Skin Care	$3,414.2	$3,466.8	(2)%	3%	$700.5	$709.2	(1)%
Makeup	3,574.0	3,280.0	9	15	642.1	538.6	19
Fragrance	1,158.7	1,080.3	7	13	113.5	104.0	9
Hair Care	410.6	390.8	5	8	36.4	32.1	13
Other	58.5	38.1	54	66	7.8	(5.9)	100 +
Subtotal	8,616.0	8,256.0	4	10	1,500.3	1,378.0	9
Charges associated with restructuring activities	—	—			(33.7)	—
Total	$8,616.0	$8,256.0	4%	10%	$1,466.6	$1,378.0	6%

Net sales and operating income in each of the Company’s product categories and geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 18%.

The net sales and operating income for the nine months ended March 31, 2015 in the Company’s geographic regions and product categories were unfavorably impacted by the shift in orders from certain retailers due to the Company’s implementation of SMI, as previously mentioned.  See tables on page 15 that exclude the impact of the shift in orders on the Company’s net sales and operating income by geographic regions and product categories.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the Venezuela remeasurement and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2016					Three Months Ended March 31, 2015
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$2,656.5	$—	$2,656.5	$74.8	$2,731.3	$2,580.5	$—	$2,580.5	3%	6%
Cost of sales	504.2	—	504.2			502.9	—	502.9
Gross Profit	2,152.3	—	2,152.3			2,077.6	—	2,077.6	4%
Gross Margin	81.0%		81.0%			80.5%		80.5%

Operating expenses	1,768.3	(15.2)	1,753.1			1,680.4	(5.3)	1,675.1	5%
Operating Expense Margin	66.5%		66.0%			65.1%		64.9%

Operating Income	384.0	15.2	399.2			397.2	5.3	402.5	(1)%
Operating Income Margin	14.5%		15.0%			15.4%		15.6%

Provision for income taxes	103.6	5.9	109.5			112.4	—	112.4
Net Earnings Attributable to The Estée Lauder Companies Inc.	265.6	9.3	274.9			272.1	5.3	277.4	(1)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.71	.02	.73	.03	.76	.71	.01	.72	2%	5%

Amounts may not sum due to rounding.

	Nine Months Ended March 31, 2016					Nine Months Ended March 31, 2015
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$8,616.0	$—	$8,616.0	$440.4	$9,056.4	$8,256.0	$—	$8,256.0	4%	10%
Cost of sales	1,670.4	—	1,670.4			1,612.6	—	1,612.6
Gross Profit	6,945.6	—	6,945.6			6,643.4	—	6,643.4	5%
Gross Margin	80.6%		80.6%			80.5%		80.5%

Operating expenses	5,479.0	(33.7)	5,445.3			5,265.4	(5.3)	5,260.1	4%
Operating Expense Margin	63.6%		63.2%			63.8%		63.7%

Operating Income	1,466.6	33.7	1,500.3			1,378.0	5.3	1,383.3	8%
Operating Income Margin	17.0%		17.4%			16.7%		16.8%

Provision for income taxes	399.1	12.0	411.1			401.9	—	401.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,021.1	21.7	1,042.8			935.9	5.3	941.2	11%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.71	.06	2.77	.25	3.02	2.42	.01	2.44	14%	24%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

As part of SMI, the Company implemented the last major wave of SAP-based technologies in July 2014.  As a result, and consistent with prior waves, the Company experienced a shift in its sales and operating results from accelerated orders from certain of its retailers to provide adequate safety stock and to mitigate any potential short-term business interruption associated with the July 2014 SMI rollout.   In particular, approximately $178 million of accelerated orders were recorded as net sales in the fiscal 2014 fourth quarter that would have occurred in the fiscal 2015 first quarter.

This action created a favorable comparison between the fiscal 2016 and fiscal 2015 nine months of approximately $178 million in net sales and approximately $127 million in operating income, equal to $.21 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales performance and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Charges, and Accelerated Orders Associated with the Company’s Implementation of SMI

(Unaudited; In millions, except per share data and percentages)

	Nine Months Ended March 31, 2016					Nine Months Ended March 31, 2015
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	SMI Adjustments	Before Charges/ SMI	% Change versus Prior Year Before Charges/SMI	% Change Constant Currency
Net Sales	$8,616.0	$—	$8,616.0	$440.4	$9,056.4	$8,256.0	$—	$178.3	$8,434.3	2%	7%
Cost of sales	1,670.4	—	1,670.4			1,612.6	—	35.1	1,647.7
Gross Profit	6,945.6	—	6,945.6			6,643.4	—	143.2	6,786.6	2%
Gross Margin	80.6%		80.6%			80.5%			80.5%

Operating expenses	5,479.0	(33.7)	5,445.3			5,265.4	(5.3)	16.0	5,276.1	3%
Operating Expense Margin	63.6%		63.2%			63.8%			62.6%

Operating Income	1,466.6	33.7	1,500.3			1,378.0	5.3	127.2	1,510.5	(1)%
Operating Income Margin	17.0%		17.4%			16.7%			17.9%

Provision for income taxes	399.1	12.0	411.1			401.9	—	45.3	447.2
Net Earnings Attributable to The Estée Lauder Companies Inc.	1,021.1	21.7	1,042.8			935.9	5.3	81.9	1,023.1	2%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.71	.06	2.77	.25	3.02	2.42	.01	.21	2.65	4%	14%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

The impact on net sales and operating results of the accelerated orders from certain retailers associated with the Company’s implementation of SMI by product category and geographic region is shown below.  Additionally, excluding the impact of the shift in orders, the charges associated with restructuring activities and the Venezuela remeasurement charges, net sales and operating results for the nine months ended March 31, 2016, increased/(decreased) as follows:

	Nine Months Ended March 31, 2015		Nine Months Ended March 31, 2016
	Accelerated Sales Orders		Net Sales As Adjusted		Operating
(Unaudited; In millions)	Net Sales	Operating Results	Reported Basis	Constant Currency	Results As Adjusted

Product Category:
Skin Care	$91	$72	(4)%	0%	(11)%
Makeup	65	41	7	13	10
Fragrance	21	14	5	11	(5)
Hair Care	1	—	5	8	13
Other	—	—	54	66	100 +
Total	$178	$127	2%	7%	(1)%

Geographic Region:
The Americas	$84	$53	3%	5%	(10)%
Europe, the Middle East & Africa	68	53	4	12	8
Asia/Pacific	26	21	(3)	4	(9)
Total	$178	$127	2%	7%	(1)%

Total operating income in constant currency for the nine months ended March 31, 2016, before charges and the impact of the shift in orders, increased 8%.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2016	June 30 2015	March 31 2015
ASSETS
Current Assets
Cash and cash equivalents	$556.3	$1,021.4	$1,288.3
Short-term investments	517.5	503.7	136.7
Accounts receivable, net	1,416.6	1,174.5	1,350.2
Inventory and promotional merchandise, net	1,150.5	1,215.8	1,073.1
Prepaid expenses and other current assets	611.4	553.1	580.9
Total Current Assets	4,252.3	4,468.5	4,429.2

Property, Plant and Equipment, net	1,510.5	1,490.2	1,398.2
Other Assets	3,053.5	2,280.5	2,267.7
Total Assets	$8,816.3	$8,239.2	$8,095.1

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$312.8	$29.8	$135.3
Accounts payable	572.5	635.4	497.7
Other accrued liabilities	1,548.4	1,470.4	1,464.4
Total Current Liabilities	2,433.7	2,135.6	2,097.4

Noncurrent Liabilities
Long-term debt	1,612.5	1,607.5	1,317.5
Other noncurrent liabilities	947.7	841.8	815.3
Total Noncurrent Liabilities	2,560.2	2,449.3	2,132.8

Total Equity	3,822.4	3,654.3	3,864.9
Total Liabilities and Equity	$8,816.3	$8,239.2	$8,095.1

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2016	2015
Cash Flows from Operating Activities
Net earnings	$1,025.8	$939.6
Depreciation and amortization	304.9	298.6
Loss on Venezuela remeasurement	—	5.3
Other items	151.0	74.6
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(251.1)	(94.2)
Decrease in inventory and promotional merchandise, net	52.9	104.9
Increase in other assets, net	(81.7)	(14.4)
Increase in accounts payable and other liabilities	114.4	70.6
Net cash flows provided by operating activities	$1,316.2	$1,385.0

Capital expenditures	$334.4	$279.8
Acquisition of businesses	101.2	242.0
Purchase of investments, net	661.3	510.4
Payments to acquire treasury stock	703.1	626.1
Dividends paid	311.9	259.8
Increase in short-term debt, net	285.8	118.7